SUB-ITEM 77C

Submission of matters to a vote of security holders

A special meeting of the shareholders of the funds was
held on June 16, 2010 to vote on the following proposals.
The proposals received the required number of votes of
American Century California Tax-Free and Municipal funds,
or the applicable fund, and were adopted. A summary of
voting results is listed below the proposals.

Proposal: To elect one Director to the Board of Trustees
Frederick L.A. Grauer

Affirmative:    1,348,614,209.02
Against:   62,773,142.26
Abstain:    0
Broker Non-vote:  0

Previously elected Trustees whose term of office continued
after the meeting include: John Freidenrich, Ronald J. Gilson,
Peter F. Pervere, Myron S. Scholes, John B. Shoven and
Jonathan S. Thomas

Proposal: To approve a management agreement with American
Century Investment Management, Inc.

  California Tax-Free Money Market

Affirmative  217,867,847.21
Against   5,344,850.45
Abstain   8,997,221.98
Broker Non-votes 9,151,738.13

  California Tax-Free Bond
Affirmative  391,938,844.84
Against   6,747,532.93
Abstain   18,995,475.95
Broker Non-votes 59,403,528.93

  California Long-Term Tax-Free
Affirmative  252,693,638.92
Against   5,890,775.22
Abstain   18,983,458.44
Broker Non-votes 32,697,906.51

  California High-Yield Municipal
Affirmative  282,214,374.73
Against   7,879,507.00
Abstain   12,454,171.74
Broker Non-votes 80,001,284.06